WINLAND ELECTRONICS, INC. ANNOUNCES
THIRD QUARTER 2007 FINANCIAL RESULTS

CONTACT:          Lorin E. Krueger                                               Brett Maas or Cameron Donahue
   Chief Executive Officer                                   Hayden Communications
   (507) 625-7231                                                  (651) 653-1854
           http://www.winland.com/

MANKATO, Minn. /(DATE XX, 2007 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced financial results for the third quarter ended September 30, 2007.

Revenue for the third quarter was $9.9 million, an increase of 0.5 percent compared to the $9.8 million reported for the third quarter of 2006. The increase was due to an increase in net sales of raw materials and sub-assemblies for original equipment manufacturing (OEM) customers as well as increased net sales for engineering design services, offset by a 6.1 percent decrease in sales of Winland’s electronic controls and final assemblies for OEM customers and the Company’s proprietary line of products. Sales of excess raw materials and sub-assemblies to OEM customers under customer agreements totaled $0.9 million for the period just ended. Management does not believe that this level of sales derived from excess raw materials and sub-assemblies to OEM customers is likely to occur in the future.

Gross profit for the third quarter was $1.85 million, or 18.7 percent of sales, up slightly from the $1.76 million or 18.0 percent of sales for the third quarter last year. Increased gross profit was due to raw component cost savings of $188,000 and decreased indirect personnel costs of $124,000.  In addition, the Company was successful in enforcing customer agreements regarding excess raw materials and received additional orders for inventory that had earlier been reserved for. As a result, obsolete inventory expense was reduced by $42,000.  Rework and warranty expenses incurred during the period were $98,000, $255,000 higher than the same period last year.  The increase was primarily due to the $177,000 reduction in the Company’s liability for the Enviro-Alert Enhancement Program during the same period a year ago.

Operating expenses were $1.24 million in the third quarter compared to $1.13 million for the third quarter last year. The increase was primarily due to increased research and development expense for new product development for Winland’s proprietary products.

Winland reported income from operations of $603,000 for the third quarter compared to income from operations of $635,000 for the same period last year. The Company reported net income of $487,000, or $0.13 per basic and fully diluted share (based on 3.6 million fully diluted shares) for the third quarter, compared to net income of $385,000, or $0.11 per basic and fully diluted share (based on 3.6 million fully diluted shares) for the same period last year.

Lorin Krueger, Winland’s Chief Executive Officer, commented, “Our revenue mix for the third quarter was favorable resulting in improved margins. A significant component in our revenue for the quarter was the sale of excess inventories to customers pursuant to existing contracts. The revenue created atypical sales of $0.9 million during the quarter that is unlikely to repeat. Despite normalized sales being below our prior year levels, I remain encouraged at our continued success to diversify and broaden our customer and business base”.

“We are making progress in our efforts to increase awareness of Winland’s proprietary products, particularly in new European sales channels. In addition, product and market development of our new proprietary critical environment-sensing and control products is on track and we still expect to release them in early 2008. We continue to have confidence that this portion of our business will contribute growth in revenue and positively impact our gross profit margins going forward. We remain committed to transitioning to a new and more diversified business model while maintaining our focus on “lean” and continuous improvement initiatives in our electronic manufacturing services business that will benefit Winland and the customer”.

For the first nine months of 2007, net sales decreased 5.1 percent to $27.3 million from $28.7 million for the first nine months of fiscal 2006. Gross profit was $3.9 million, or 14.4 percent, compared to gross profit of $5.0 million, or 17.5 percent for the first nine months of fiscal 2006. Total operating expenses were $4.4 million, up 27.8 percent compared to $3.4 million last year due in large part to an increase in research and development expense related to investments in Winland’s proprietary line of products. The Company incurred an operating loss of $431,000 compared to income from operations of $1.6 million in the same period last year. The net loss was $270,000, or $(0.07) per basic and fully diluted share (based on 3.6 million shares) compared to net income of $987,000, or $0.28 per basic and $0.27 per fully diluted share (based on 3.7 million fully diluted shares) for the first nine months of last year.

“During the fourth quarter, we expect to open an office in the Minneapolis area to support our efforts in increasing sales of our proprietary products,” concluded Mr. Krueger. “This should position us to achieve the performance targets we’ve set for ourselves and contribute to winning new business.” We also continue initiatives to expand our services and geographic markets for Winland’s manufacturing services business by recruiting sales staff and enhancing current customer relationships.”

Stockholders’ equity was $10.3 million as of September 30, 2007 compared to $10.4 million at December 31, 2006. The Company completed the third quarter 2007 with $6.7 million in working capital, a current ratio of 2.9 to 1 and cash of $107,000.  At September 30, 2007, Winland had no balance outstanding on its bank revolving line-of-credit agreement compared to $1.9 million outstanding at December 31, 2006.

Management will conduct a conference call to discuss its financial results today at 4:30 p.m. ET. Interested parties may access the call by calling 866-225-8754 from within the United States, or 480-293-1744 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through November 6, 2007 and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int'l), passcode 3799163.

This call is being web cast by ViaVid Broadcasting and can be accessed at Winland Electronics' website at http://www.winland.com. The web cast may also be accessed at ViaVid's website at http://www.viavid.net. The web cast can be accessed until November 30, 2007 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Winland Electronics

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland's product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland's core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts.  As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events.  The statements included in this release with respect to the following matters are forward looking statements; (i) our expectation to release new proprietary critical environment sensing and control products in early 2008; (ii) our confidence that the proprietary products portion of our business will contribute growth in revenue and positively impact our gross profit margins going forward; and (iii) our expectation to open an office in the Minneapolis area in the fourth quarter that will position us to achieve our performance objectives.  These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) we may encounter unexpected delays in the development of our new proprietary products that cause delays in their release; (ii) our proprietary products may not receive acceptance in the marketplace due to product quality, pricing, competition or other factors and may not contribute materially to our growth; and (iii) we may encounter unanticipated delays in opening a sales support office in the Minneapolis area and there is no assurance that we will be able to staff the office with effective personnel.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

ASSETS	September 30, 2007		December 31, 2006
	(Unaudited)
Current Assets
Cash		$107		$51
Accounts receivable, net		4,663		5,165
Refundable Income taxes		441		237
Inventories
Raw materials	3,630		4,881
Work in process	293		327
Finished goods	1,038		1,976
Allowance for obsolete inventory	(551)		(190)
Total inventories		4,410		6,994
Prepaid expenses		393		360
Deferred income taxes		296		278
Total current assets		10,310		13,085

Other Assets		3		3

Property and Equipment, at cost:
Land and land improvements	383		383
Building	3,052		3,048
Machinery and equipment	7,037		6,863
Data processing equipment	1,258		1,003
Office furniture and equipment	483		457
Total property and equipment		12,213		11,754
Less accumulated depreciation		(6,632)		(5,975)
Net property and equipment		5,581		5,779
Total assets		$15,894		$18,867

See Notes to Condensed Financial Statements

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars)

LIABILITIES AND STOCKHOLDERS' EQUITY	September 30, 2007	December 31, 2006
	(Unaudited)
Current Liabilities
Revolving line of credit agreement	$-	$1,924
Current maturities of long-term debt	558	627
Accounts payable	2,224	2,830
Accrued expenses:
Compensation	490	673
Allowance for rework and warranty costs	164	126
Other	155	197
Total current liabilities	3,591	6,377

Long Term Liabilities
Long-term debt, less current maturities	1,535	1,706
Other long term tax liabilities	48	-
Deferred income taxes	255	255
Deferred revenue	140	146
Total long-term liabilities	1,978	2,107

Stockholders' Equity
Common stock	36	36
Additional paid-in capital	4,640	4,429
Retained earnings	5,649	5,918
Total stockholders' equity	10,325	10,383
Total liabilities and stockholders' equity	$15,894	$18,867

See Notes to Condensed Financial Statements

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	For the Three Months Ended September 30,
	2007	2006

Net sales	$9,855	$9,803
Cost of sales	8,010	8,040
Gross profit	1,845	1,763

Operating expenses:
General and administrative	549	592
Sales and marketing	388	393
Research and development	305	143
	1,242	1,128

Operating income	603	635

Other income (expenses):
Interest expense	(53)	(50)
Other income, net	25	2
	(28)	(48)

Income before income taxes	575	587

Income tax expense	(88)	(202)
Net income	$487	$385

Earnings per common share:
Basic	$0.13	$0.11
Diluted	$0.13	$0.11

Weighted-average number of common shares outstanding:
Basic	3,622,811	3,578,415
Diluted	3,642,825	3,645,336

See Notes to Condensed Financial Statements

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	For the Nine Months Ended September 30,
	2007	2006

Net sales	$27,254	$28,724
Cost of sales	23,326	23,700
Gross profit	3,928	5,024

Operating expenses:
General and administrative	1,924	1,803
Sales and marketing	1,237	1,197
Research and development	1,198	410
	4,359	3,410

Operating income (loss)	(431)	1,614

Other income (expenses):
Interest expense	(226)	(109)
Other income, net	40	8
	(186)	(101)

Income (loss) before income taxes	(617)	1,513

Income tax benefit (expense)	347	(526)
Net income (loss)	$(270)	$987

Earnings (loss) per common share:
Basic	$(0.07)	$0.28
Diluted	$(0.07)	$0.27

Weighted-average number of common shares outstanding:
Basic	3,608,086	3,558,793
Diluted	3,608,086	3,655,078

See Notes to Condensed Financial Statements